EXHIBIT 23

Independent Auditors’ Consent

The Stockholders and Board of Directors of

Ebix, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-64664, 333-59242, 333-46066, 333-23261 and 33-62901) and on Form S-3 (Nos. 333-112616, 333-64368, 333-12781 and 33-62427) of Ebix, Inc. (formerly ebix.com, Inc.) and subsidiaries of our report dated February 7, 2004, with respect to the balance sheets of LifeLink Corporation as of December 31, 2002 and 2003, and the related statements of income and retained earnings and cash flows for the years ended December 31, 2003 and 2002, which report appears in the May 6, 2004, current report on Form 8-K/A of Ebix, Inc.

Niederhauser & Davis, LLC

Park City, Utah

May 6, 2004